Exhibit 99.1

PRESS RELEASE

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway N., Suite 200

Houston, Texas 77040

ir@allegiancebank.com

ALLEGIANCE BANCSHARES, INC. REPORTS

FIRST QUARTER 2020 RESULTS

•	Promptly supported customers, employees and community with proactive response to the COVID-19 pandemic

•

Approved more than 3,500 loans in excess of $640 million within the Small Business Administration Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act (CARES Act) through April 26, 2020

•	Surpassed $5 billion in assets, further bolstering market position as the largest community bank exclusively focused on the Houston region

•	Net interest margin increased to 4.15% for the first quarter 2020 from 4.11% for the fourth quarter 2019

•	Declared quarterly dividend of $0.10 per share of common stock

HOUSTON, April 30, 2020 - Allegiance Bancshares, Inc. (NASDAQ: ABTX) (Allegiance), the holding company of Allegiance Bank (the "Bank"), today reported net income of $3.5 million and diluted earnings per share of $0.17 for the first quarter 2020 compared to net income of $12.7 million and diluted earnings per share of $0.58 for the first quarter 2019.  The first quarter 2020 results were primarily driven by the increased provision expense in response to COVID-19-related uncertainties in the current economic environment and write-downs in other real estate owned.

“While first quarter earnings were negatively impacted by the broader economic risks and uncertainties relating to the COVID-19 pandemic, the true story for the quarter was the phenomenal effort and execution of our entire team at Allegiance Bank under unprecedented conditions” said Steve Retzloff, Allegiance’s Chief Executive Officer. “We enter the second quarter very well-positioned to navigate potential challenges related to the evolving COVID-19 and economic situation.   Our capital is very strong, our loan portfolio is granular and well-collateralized, and our people remain dedicated to providing extraordinary service to our customers, albeit remotely when appropriate,” commented Retzloff.

“Our pre-existing pandemic response plan enabled us to quickly respond to the situation and fulfill our commitment to providing a safe environment for our customers and employees.  Implementation strategies have included social distancing, acquisition of a pre-arranged supply of laptops that allow for an extensive work-from-home program, drive-thru only service, evaluating and responding to customer needs and a more recent show of strength as we processed thousands of Paycheck Protection Program applications for both existing and new customers.  The extraordinary dedication of our employees has been remarkable,” continued Retzloff.

First Quarter 2020 Results

Net interest income before the provision for loan losses in the first quarter 2020 increased $422 thousand, or 0.9%, to $45.0 million from $44.6 million for the first quarter 2019 and from $44.5 million in the fourth quarter 2019.  These increases were primarily due to changes in the volume and relative mix of the underlying assets and liabilities as well as lower costs related to interest-bearing liabilities.  The net interest margin on a tax equivalent basis decreased 16 basis points to 4.15% for the first quarter 2020 from 4.31% for the first quarter 2019 and increased 4 basis points from 4.11% for the fourth quarter 2019. Core net interest margin on a tax equivalent basis excludes the impact of acquisition accounting adjustments and was 4.04% for the first quarter 2020 compared to 4.03% for the first quarter 2019 and 3.94% for the fourth quarter 2019. Please refer to the non-GAAP reconciliation on page 9.

Noninterest income for the first quarter 2020 was $2.7 million, a decrease of $564 thousand, or 17.1%, compared to $3.3 million for the first quarter 2019 and a decrease of $675 thousand, or 19.9%, compared to $3.4 million for the fourth quarter 2019.  Noninterest income for the first quarter 2020 and the fourth quarter 2019 included $194 thousand and $613 thousand, respectively, of gains on the sale of securities.

Noninterest expense for the first quarter 2020 increased $1.3 million, or 4.1%, to $32.4 million from $31.1 million for the first quarter 2019 and increased $3.0 million, or 10.1%, compared to the fourth quarter 2019. Noninterest expense for the first quarter 2020 included $2.2 million of other real estate write-downs.

In the first quarter 2020, Allegiance’s efficiency ratio was 68.13% compared to 62.20% for the fourth quarter 2019 and 64.97% for the first quarter 2019.  First quarter 2020 annualized returns on average assets, average equity and average tangible equity were 0.29%, 1.98% and 3.02%, respectively, compared to 1.13%, 7.81% and 11.96%, respectively, for the fourth quarter 2019.  Annualized returns on average assets, average equity and average tangible equity for the first quarter 2019 were 1.08%, 7.27% and 11.22%, respectively. Return on average tangible equity is a non-GAAP measure. Please refer to the non-GAAP reconciliation on page 9.

Financial Condition

Total assets at March 31, 2020 increased $9.8 million to $5.00 billion compared to $4.99 billion at December 31, 2019 and increased $233.6 million compared to $4.77 billion at March 31, 2019, primarily due to organic loan growth.

Total loans at March 31, 2020 increased $40.2 million, or 4.1% (annualized), to $3.96 billion compared to $3.92 billion at December 31, 2019 and increased $149.4 million, or 3.9%, compared to $3.81 billion at March 31, 2019, primarily due to organic loan growth. Core loans, which exclude the mortgage warehouse portfolio, increased $47.4 million, or 4.9% (annualized), to $3.95 billion at March 31, 2020 from $3.91 billion at December 31, 2019 and increased $185.1 million, or 4.9%, from $3.77 billion at March 31, 2019.

Loans with oil and gas industry exposure totaled $80.7 million, or 2.0%, of total loans at March 31, 2020, of which $826 thousand were on nonaccrual. At March 31, 2020, the Company’s allowance for loan losses allocated to its total oil and gas loan portfolio was 1.5% of total oil and gas loans.

In addition, at March 31, 2020, loan balances in the hotel and restaurant and bar industries was $133.0 million, or 3.4%, of total loans, and $101.3 million, or 2.6%, of total loans, respectively. At March 31, 2020, there were no hotel loans on nonaccrual and there were $794 thousand restaurant and bar loans on nonaccrual. At March 31, 2020, the Company’s allowance for loan losses allocated to its hotel portfolio was 1.0% of total hotel loans and its restaurant and bar portfolio was 1.2% of total restaurant and bar loans.

The Company had executed 1,563 principal and interest deferrals on outstanding loan balances of $838.1 million, as of April 26, 2020, in connection with the COVID-19 relief provided by the CARES Act. These deferrals were generally no more than 90 days in duration.

Deposits at March 31, 2020 decreased $114.5 million, or 11.3% (annualized), to $3.95 billion compared to $4.07 billion at December 31, 2019 and increased $173.5 million, or 4.6%, compared to $3.78 billion at March 31, 2019.

Asset Quality

Nonperforming assets totaled $34.2 million, or 0.68% of total assets, at March 31, 2020, compared to $36.7 million, or 0.74% of total assets, at December 31, 2019, and $33.8 million, or 0.71% of total assets, at March 31, 2019. The allowance for loan losses was 0.95% of total loans at March 31, 2020, 0.75% of total loans at December 31, 2019 and 0.71% of total loans at March 31, 2019. Accounting Standards Update (ASU) 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (CECL), became effective for the Company on January 1, 2020. On March 27, 2020, the CARES Act included an option for entities to delay the implementation of CECL until the earlier of the termination date of the national emergency declaration by the President or December 31, 2020. Due to the uncertainty on the economy from COVID-19, the Company chose to delay its implementation of CECL and recorded its provision for loan losses under the incurred loss model that existed prior to CECL.

The provision for loan losses for the first quarter 2020 was $11.0 million, or 1.12% (annualized) of average loans, compared to $933 thousand, or 0.10% (annualized) of average loans, for the fourth quarter 2019 and $1.0 million, or 0.11% (annualized) of average loans for the first quarter 2019 primarily due to economic risks and uncertainties related to the COVID-19 pandemic. The increase in the Company’s provision for loan losses in the first quarter of 2020 compared to prior quarters reflects overall growth in the loan portfolio; increased level of charge-offs; and increasing uncertainty surrounding unemployment, the economic impact caused by COVID-19 and the economic effects related to the recent sharp decline in crude oil prices.

First quarter 2020 net charge-offs were $2.9 million, or 0.30% (annualized) of average loans, compared to net charge-offs of $1.3 million, or 0.13% (annualized) of average loans, for the fourth quarter 2019 and $210 thousand, or 0.02% (annualized) of average loans, for the first quarter 2019.

Dividend

On April 23, 2020, the Board of Directors of Allegiance declared a cash dividend of $0.10 per share to be paid on June 15, 2020 to all shareholders of record as of May 29, 2020. The amount and timing of any future dividend payments to shareholders will be subject to the discretion of Allegiance’s Board of Directors.

GAAP Reconciliation of Non-GAAP Financial Measures

Allegiance’s management uses certain non-GAAP financial measures to evaluate its performance. Please refer to the GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures on page 9 of this earnings release for a reconciliation of these non-GAAP financial measures.

Conference Call

As previously announced, Allegiance’s management team will host a conference call on Thursday, April 30, 2020 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its first quarter 2020 results. Individuals and investment professionals may participate in the call by dialing (877) 279-2520. The conference ID number is 9575797.  Alternatively, a simultaneous audio-only webcast may be accessed via the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Upcoming Events. If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under News and Events, Event Calendar, Past Events.

Allegiance Bancshares, Inc.

As of March 31, 2020, Allegiance was a $5.00 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to small to medium-sized businesses and individual customers in the Houston region. Allegiance’s super-community banking strategy was designed to foster strong customer relationships while benefiting from a platform and scale that is competitive with larger local and regional banks.  As of March 31, 2020, Allegiance Bank operated 27 full-service banking locations in the Houston region, which we define as the Houston-The Woodlands-Sugar Land and Beaumont-Port Arthur metropolitan statistical areas, with 26 bank offices and one loan production office in the Houston metropolitan area and one bank office location in Beaumont, just outside of the Houston metropolitan area. Visit www.allegiancebank.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements within the meaning of the securities laws that are derived utilizing assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “continues,” “anticipates,” “intends,” “projects,” “estimates,” “potential,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s expected future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Allegiance can: continue to develop and maintain new and existing customer and community relationships; successfully implement its growth strategy, including identifying suitable acquisition targets and integrating the businesses of acquired companies and banks; sustain its current internal growth rate; provide quality and competitive products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its performance objectives. Additionally, the impact of the COVID-19 pandemic is rapidly evolving and its future effects on Allegiance are difficult to predict. These and various other risk factors are discussed in Allegiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in other reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Financial Information, SEC Filings.  Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Because of these uncertainties, readers should not place undue reliance on any forward-looking statement. Allegiance disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	2020	2019
	March 31	December 31	September 30	June 30	March 31
	(Dollars in thousands)
ASSETS
Cash and due from banks	$156,700	$213,347	$246,312	$170,850	$169,975
Interest-bearing deposits at other financial institutions	18,189	132,901	54,307	61,757	88,868
Total cash and cash equivalents	174,889	346,248	300,619	232,607	258,843
Available for sale securities, at fair value	508,250	372,545	353,000	348,173	345,716
Loans held for investment	3,955,546	3,915,310	3,886,004	3,857,963	3,806,161
Less: allowance for loan losses	(37,511)	(29,438)	(29,808)	(27,940)	(27,123)
Loans, net	3,918,035	3,885,872	3,856,196	3,830,023	3,779,038
Accrued interest receivable	17,203	15,468	15,201	16,508	16,194
Premises and equipment, net	66,798	66,790	67,175	59,690	60,327
Other real estate owned	12,617	8,337	8,333	6,294	1,152
Federal Home Loan Bank stock	12,798	6,242	14,138	8,866	14,365
Bank owned life insurance	27,255	27,104	26,947	26,794	26,639
Goodwill	223,642	223,642	223,642	223,642	223,642
Core deposit intangibles, net	20,886	21,876	23,053	24,231	25,409
Other assets	20,056	18,530	17,536	17,383	17,477
Total assets	$5,002,429	$4,992,654	$4,905,840	$4,794,211	$4,768,802
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing	$1,217,532	$1,252,232	$1,227,839	$1,173,423	$1,181,920
Interest-bearing
Demand	341,524	367,278	340,754	390,067	328,961
Money market and savings	1,110,631	1,258,008	1,114,233	995,467	901,773
Certificates and other time	1,283,887	1,190,583	1,214,659	1,301,683	1,367,407
Total interest-bearing deposits	2,736,042	2,815,869	2,669,646	2,687,217	2,598,141
Total deposits	3,953,574	4,068,101	3,897,485	3,860,640	3,780,061
Accrued interest payable	3,821	4,326	4,915	3,531	4,511
Borrowed funds	190,506	75,503	159,501	146,998	201,995
Subordinated debt	107,930	107,799	107,771	49,019	48,959
Other liabilities	40,005	27,060	29,860	29,322	29,499
Total liabilities	4,295,836	4,282,789	4,199,532	4,089,510	4,065,025
SHAREHOLDERS’ EQUITY:
Common stock	20,355	20,524	20,737	21,147	21,484
Capital surplus	513,894	521,066	529,688	541,979	556,184
Retained earnings	164,858	163,375	149,389	137,342	123,094
Accumulated other comprehensive income	7,486	4,900	6,494	4,233	3,015
Total shareholders’ equity	706,593	709,865	706,308	704,701	703,777
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,002,429	$4,992,654	$4,905,840	$4,794,211	$4,768,802

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	2020	2019
	March 31	December 31	September 30	June 30	March 31
	(Dollars in thousands, except per share data)
INTEREST INCOME:
Loans, including fees	$54,624	$55,368	$55,790	$56,016	$54,189
Securities:
Taxable	2,087	2,066	2,090	1,837	982
Tax-exempt	546	469	483	692	1,290
Deposits in other financial institutions	195	244	302	401	688
Total interest income	57,452	58,147	58,665	58,946	57,149

INTEREST EXPENSE:
Demand, money market and savings deposits	4,364	5,091	4,975	4,513	3,728
Certificates and other time deposits	6,084	6,483	6,909	7,008	6,256
Borrowed funds	506	547	1,183	1,118	1,827
Subordinated debt	1,473	1,500	761	736	735
Total interest expense	12,427	13,621	13,828	13,375	12,546
NET INTEREST INCOME	45,025	44,526	44,837	45,571	44,603
Provision for loan losses	10,990	933	2,597	1,407	1,002
Net interest income after provision for loan losses	34,035	43,593	42,240	44,164	43,601

NONINTEREST INCOME:
Nonsufficient funds fees	169	189	168	139	162
Service charges on deposit accounts	457	403	379	365	325
Gain on sale of securities	194	613	—	846	—
(Loss) gain on sales of other real estate and repossessed assets	(69)	(45)	—	70	1
Bank owned life insurance	151	157	153	155	159
Rebate from correspondent bank	493	900	900	884	896
Other	1,330	1,183	1,289	1,386	1,746
Total noninterest income	2,725	3,400	2,889	3,845	3,289

NONINTEREST EXPENSE:
Salaries and employee benefits	19,781	18,273	20,221	19,415	19,684
Net occupancy and equipment	1,907	1,994	1,973	2,114	2,098
Depreciation	866	861	822	756	753
Data processing and software amortization	1,826	2,120	2,058	1,709	1,577
Professional fees	573	540	667	527	599
Regulatory assessments and FDIC insurance	632	216	(41)	802	728
Core deposit intangibles amortization	990	1,177	1,178	1,178	1,178
Communications	417	486	455	468	430
Advertising	521	597	449	617	704
Acquisition and merger-related expenses	—	—	—	153	1,173
Other	4,888	3,167	2,227	2,341	2,191
Total noninterest expense	32,401	29,431	30,009	30,080	31,115
INCOME BEFORE INCOME TAXES	4,359	17,562	15,120	17,929	15,775
Provision for income taxes	843	3,576	3,073	3,681	3,097
NET INCOME	$3,516	$13,986	$12,047	$14,248	$12,678

EARNINGS PER SHARE
Basic	$0.17	$0.68	$0.57	$0.67	$0.58
Diluted	$0.17	$0.67	$0.57	$0.66	$0.58

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	2020	2019
	March 31	December 31	September 30	June 30	March 31
	(Dollars and share amounts in thousands, except per share data)
Net income	$3,516	$13,986	$12,047	$14,248	$12,678

Earnings per share, basic	$0.17	$0.68	$0.57	$0.67	$0.58
Earnings per share, diluted	$0.17	$0.67	$0.57	$0.66	$0.58

Return on average assets(A)	0.29%	1.13%	0.98%	1.19%	1.08%
Return on average equity(A)	1.98%	7.81%	6.73%	8.10%	7.27%
Return on average tangible equity(A)(B)	3.02%	11.96%	10.33%	12.52%	11.22%
Net interest margin (tax equivalent)(C)	4.15%	4.11%	4.16%	4.33%	4.31%
Core net interest margin (tax equivalent)(B)	4.04%	3.94%	3.97%	4.07%	4.03%
Efficiency ratio(D)	68.13%	62.20%	62.88%	61.93%	64.97%

Capital Ratios
Allegiance Bancshares, Inc. (Consolidated)
Equity to assets	14.12%	14.22%	14.40%	14.70%	14.76%
Tangible equity to tangible assets(B)	9.71%	9.78%	9.86%	10.05%	10.06%
Estimated common equity tier 1 capital	11.16%	11.42%	11.28%	11.34%	11.37%
Estimated tier 1 risk-based capital	11.40%	11.66%	11.51%	11.58%	11.61%
Estimated total risk-based capital	14.73%	14.83%	14.70%	13.27%	13.28%
Estimated tier 1 leverage capital	9.89%	10.02%	10.06%	10.17%	10.25%
Allegiance Bank
Estimated common equity tier 1 capital	12.60%	12.67%	12.28%	12.02%	11.67%
Estimated tier 1 risk-based capital	12.60%	12.67%	12.28%	12.02%	11.67%
Estimated total risk-based capital	14.50%	14.39%	14.01%	13.71%	13.34%
Estimated tier 1 leverage capital	10.94%	10.89%	10.73%	10.57%	10.31%

Other Data
Weighted average shares:
Basic	20,411	20,652	20,981	21,257	21,733
Diluted	20,690	20,930	21,256	21,546	22,040
Period end shares outstanding	20,355	20,524	20,737	21,147	21,484
Book value per share	$34.71	$34.59	$34.06	$33.32	$32.76
Tangible book value per share(B)	$22.70	$22.62	$22.16	$21.60	$21.17
(A)	Interim periods annualized.
(B)	Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures on page 9 of this Earnings Release.
(C)	Net interest margin represents net interest income divided by average interest-earning assets.
(D)

Represents total noninterest expense divided by the sum of net interest income plus noninterest income, excluding net gains and losses on the sale of loans, securities and assets. Additionally, taxes and provision for loan losses are not part of this calculation.

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$3,933,291	$54,624	5.59%	$3,888,476	$55,368	5.65%	$3,747,234	$54,189	5.86%
Securities	388,721	2,633	2.72%	364,605	2,535	2.76%	346,686	2,272	2.66%
Deposits in other financial institutions and other	50,711	195	1.55%	54,947	244	1.76%	118,749	688	2.35%
Total interest-earning assets	4,372,723	$57,452	5.28%	4,308,028	$58,147	5.35%	4,212,669	$57,149	5.50%
Allowance for loan losses	(28,718)			(29,997)			(26,760)
Noninterest-earning assets	602,778			639,601			559,763
Total assets	$4,946,783			$4,917,632			$4,745,672

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$363,326	$846	0.94%	$361,666	$952	1.04%	$338,193	$963	1.16%
Money market and savings deposits	1,168,541	3,518	1.21%	1,169,996	4,139	1.40%	880,138	2,765	1.27%
Certificates and other time deposits	1,193,427	6,084	2.05%	1,203,110	6,483	2.14%	1,302,958	6,256	1.95%
Borrowed funds	140,999	506	1.44%	86,372	547	2.51%	283,566	1,827	2.61%
Subordinated debt	107,865	1,473	5.49%	107,782	1,500	5.52%	48,925	735	6.09%
Total interest-bearing liabilities	2,974,158	$12,427	1.68%	2,928,926	$13,621	1.85%	2,853,780	$12,546	1.78%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	1,225,888			1,237,770			1,167,172
Other liabilities	33,202			40,781			17,054
Total liabilities	4,233,248			4,207,477			4,038,006
Shareholders' equity	713,535			710,155			707,666
Total liabilities and shareholders' equity	$4,946,783			$4,917,632			$4,745,672

Net interest rate spread			3.60%			3.50%			3.72%

Net interest income and margin		$45,025	4.14%		$44,526	4.10%		$44,603	4.29%

Net interest income and net interest margin (tax equivalent)		$45,152	4.15%		$44,623	4.11%		$44,805	4.31%

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	2020	2019
	March 31	December 31	September 30	June 30	March 31
	(Dollars in thousands)
Period-end Loan Portfolio:
Commercial and industrial	$702,267	$689,360	$675,055	$694,516	$699,471
Mortgage warehouse	1,051	8,304	36,594	46,171	36,742
Real estate:
Commercial real estate (including multi-family residential)	1,951,080	1,873,782	1,859,721	1,830,764	1,771,890
Commercial real estate construction and land development	378,987	410,471	386,723	368,108	396,162
1-4 family residential (including home equity)	704,212	698,957	695,520	690,961	658,261
Residential construction	177,025	192,515	189,608	183,991	201,314
Consumer and other	40,924	41,921	42,783	43,452	42,321
Total loans	$3,955,546	$3,915,310	$3,886,004	$3,857,963	$3,806,161

Asset Quality:
Nonaccrual loans	$21,621	$28,371	$34,615	$31,382	$32,670
Accruing loans 90 or more days past due	—	—	—	—	—
Total nonperforming loans	21,621	28,371	34,615	31,382	32,670
Other real estate	12,617	8,337	8,333	6,294	1,152
Other repossessed assets	—	—	—	—	—
Total nonperforming assets	$34,238	$36,708	$42,948	$37,676	$33,822

Net charge-offs	$2,917	$1,303	$729	$590	$210

Nonaccrual loans:
Commercial and industrial	$8,669	$8,388	$8,033	$9,386	$11,221
Mortgage warehouse	—	—	—	—	—
Real estate:
Commercial real estate (including multi-family residential)	7,024	6,741	15,356	18,218	17,531
Commercial real estate construction and land development	1,958	9,050	9,050	1,541	818
1-4 family residential (including home equity)	2,845	3,294	1,992	2,074	2,928
Residential construction	982	746	—	—	—
Consumer and other	143	152	184	163	172
Total nonaccrual loans	$21,621	$28,371	$34,615	$31,382	$32,670

Asset Quality Ratios:
Nonperforming assets to total assets	0.68%	0.74%	0.88%	0.79%	0.71%
Nonperforming loans to total loans	0.55%	0.72%	0.89%	0.81%	0.86%
Allowance for loan losses to nonperforming loans	173.49%	103.76%	86.11%	89.03%	83.02%
Allowance for loan losses to total loans	0.95%	0.75%	0.77%	0.72%	0.71%
Net charge-offs to average loans (annualized)	0.30%	0.13%	0.07%	0.06%	0.02%

Allegiance Bancshares, Inc.

GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures

(Unaudited)

Allegiance’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Allegiance believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and that management and investors benefit from referring to these non-GAAP financial measures in assessing Allegiance’s performance and when planning, forecasting, analyzing and comparing past, present and future periods. Specifically, Allegiance reviews tangible book value per share, return on average tangible equity, the ratio of tangible equity to tangible assets and core net interest margin on a tax equivalent basis for internal planning and forecasting purposes. Allegiance has included in this Earnings Release information relating to these non-GAAP financial measures for the applicable periods presented.  These non-GAAP measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Allegiance calculates the non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

	Three Months Ended
	2020	2019
	March 31	December 31	September 30	June 30	March 31
	(Dollars and share amounts in thousands, except per share data)
Total shareholders' equity	$706,593	$709,865	$706,308	$704,701	$703,777
Less: Goodwill and core deposit intangibles, net	244,528	245,518	246,695	247,873	249,051
Tangible shareholders’ equity	$462,065	$464,347	$459,613	$456,828	$454,726

Shares outstanding at end of period	20,355	20,524	20,737	21,147	21,484

Tangible book value per share	$22.70	$22.62	$22.16	$21.60	$21.17

Net income	$3,516	$13,986	$12,047	$14,248	$12,678

Average shareholders' equity	$713,535	$710,155	$710,044	$705,162	$707,666
Less: Average goodwill and core deposit intangibles, net	245,007	246,154	247,404	248,621	249,277
Average tangible shareholders’ equity	$468,528	$464,001	$462,640	$456,541	$458,389

Return on average tangible equity	3.02%	11.96%	10.33%	12.52%	11.22%

Total assets	$5,002,429	$4,992,654	$4,905,840	$4,794,211	$4,768,802
Less: Goodwill and core deposit intangibles, net	244,528	245,518	246,695	247,873	249,051
Tangible assets	$4,757,901	$4,747,136	$4,659,145	$4,546,338	$4,519,751

Tangible equity to tangible assets	9.71%	9.78%	9.86%	10.05%	10.06%

Net interest income (tax equivalent)	$45,152	$44,623	$44,924	$45,684	$44,805
Less: Acquisition accounting adjustments	(1,259)	(1,860)	(2,045)	(2,755)	(2,965)
Core net interest income (tax equivalent)	$43,893	$42,763	$42,879	$42,929	$41,840

Average earning assets	$4,372,723	$4,308,028	$4,284,667	$4,233,653	$4,212,669

Net interest margin (tax equivalent)	4.15%	4.11%	4.16%	4.33%	4.31%
Core net interest margin (tax equivalent)	4.04%	3.94%	3.97%	4.07%	4.03%